Exhibit (12)(a)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2009		Years Ended December 31,
(In thousands)			2008	2007	2006	2005	2004
	(Successor)		(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Pretax income from continuing operations	$244,633		780,437	1,083,871	1,059,575	725,648	378,075
Fixed charges, excluding capitalized interest	164		6,148	28,618	17,466	4,196	6,858

Earnings (A)	$244,797		786,585	1,112,489	1,077,041	729,844	384,933

Interest	$164		6,148	28,618	17,466	4,196	6,858
One-third of rents	—		—	—	—	—	—
Capitalized interest	—		—	—	—	—	—

Fixed charges (B)	$164		6,148	28,618	17,466	4,196	6,858

Consolidated ratios of earnings to fixed charges (A)/(B)	1,492.66	X	127.94	38.87	61.67	173.94	56.13

Amounts for 2004 have not been restated for the adoption of FASB Staff Position No. FIN-39-1. Please refer to “—Notes to Consolidated Financial Statements” for additional information.